Exhibit 99.1

NAVISTAR TO DELAY FILING FORM 10-K

WARRENVILLE, Ill. - January 7, 2005 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, announced today that it will delay the filing of its Form 10-K for the fiscal year ended October 31, 2004, beyond the filing deadline of January 14, 2005.

Preliminary unaudited results for the 2004 fiscal year were announced December 6. At that time, the company said final 2004 financial results would be announced following completion of an analysis of the application of certain accounting standards relating to the securitization of assets at the company’s finance subsidiary, Navistar Financial Corporation.

The primary nature of this analysis has not changed or expanded beyond what was announced in early December. As previously disclosed, this analysis will cause Navistar Financial Corporation to adjust its financial statements for the periods 2002-2004. As a result of Navistar Financial’s planned adjustment, it is possible that Navistar International Corporation may restate its financial statements.

The company has made significant progress in quantifying and recording the impact of this analysis on the financial statements of the finance subsidiary and the parent company. Since the work will not be able to be completed in time to meet the filing deadline, Navistar will file a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission stating that the annual report on Form 10-K for the fiscal year ended October 31, 2004 cannot be filed timely due to that on-going analysis.

As soon as practicable following the completion of its analysis the company will file the 2004 Form 10-K with the SEC, which the company anticipates will be on or about January 29, 2005. Because of the delay in filing the Form 10-K, the company’s annual meeting of shareowners, now scheduled for February 15, may be postponed to a later date.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additional information is available at www.nav-international.com.

Forward Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumption, including the risk of possible changes in the scope and nature of the ongoing analysis. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

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